UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 30, 2013

Active Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12
Austin, Texas 78758
(Address of principal executive offices, including zip code)

(512) 836-6464
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Ake Almgren as Interim Chief Executive Officer and President.

Ake Almgren has resigned as interim Chief Executive Officer and President of Active Power, Inc. (the “Company”), as of the effective date of Mr. Ascolese’s employment as President and Chief Executive Officer of the Company as described below.  Mr. Almgren will continue to serve as a member of the Company’s Board of Directors (the “Board”) and as Chairman of the Board.

(c) Appointment of Mark A. Ascolese as Chief Executive Officer and President.

On September 30, 2013, the Company announced that Mark A. Ascolese has been appointed as the Company’s Chief Executive Officer and President, effective as of October 14, 2013.  Since 2006, Mr. Ascolese, age 62, first served as CEO and is currently Chairman of the Board of Power Analytics Corporation. Previously, he worked for Powerware Corporation which is now part of Eaton Corp, and also served as senior vice president of Business Development at Active Power Inc. from 2000 to 2002. Prior to this, he worked at General Electric. Mr. Ascolese holds a B.S. in Commerce from the University of Louisville.

There are no family relationships between Mr. Ascolese and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Ascolese’s offer letter, executed by the Company on September 27, 2013 (the “Offer Letter”), provides that Mr. Ascolese will be paid an annual base salary of $450,000 and, beginning with fiscal year 2014, will be eligible to earn a bonus of up to 100% of his base salary at the target objective, subject to the terms and conditions of the Company’s executive bonus program, as approved from time to time by the Board.  The Offer Letter further provides that, subject to the approval of the Compensation Committee of the Board, Mr. Ascolese will receive an option to purchase 340,000 shares of the Company’s Common Stock (the “Option Shares”).  The Option Shares will vest over four years, with 25% of the Option Shares vesting on the one-year anniversary of Mr. Ascolese’s vesting commencement date and the remaining Option Shares vesting in a series of twelve successive equal quarterly installments.  The Company will also provide Mr. Ascolese with a signing bonus of $100,000, and relocation and temporary living expense assistance.  The signing bonus is subject to repayment under certain circumstances if Mr. Ascolese resigns from the Company other than for good reason or is terminated for cause on or before the first year anniversary of his employment date (or, if later, his relocation to Austin, Texas) as set forth in the Offer Letter. The Offer letter provides for vacation and health benefits and further provides that Mr. Ascolese will serve on the Board for as long as he is employed by the Company as its Chief Executive Officer.

On September 26, 2013, the Board approved the execution by the Company of a written severance benefits agreement (the “Severance Agreement”) with Mr. Ascolese.  The Severance Agreement provides that if Mr. Ascolese’s employment is terminated for reasons other than cause, as defined therein, or by Mr. Ascolese for good reason, as defined therein, then he shall be entitled to receive (i) continued severance pay equal to twelve months of his base salary payable over such period, (ii) reimbursement of health benefits during such twelve month period, (iii) twelve months of accelerated vesting under his options and (iv) he may be eligible, subject to approval and discretion of the Board, to all or a pro-rated portion of the bonus that would have been paid to him at the end of the year of such severance if the goals set for such bonus are achieved prior to such date of severance.  However, if such termination occurs on or prior to the first to occur of (i) the one-year anniversary of his employment date or (ii) his relocation to Austin, he would only receive severance and benefits for six months instead of twelve months and there would be no additional vesting or bonus payment.

The Severance Agreement also provides that if within twelve months following a change in control, as defined therein, Mr. Ascolese’s employment is terminated for reasons other than cause, or by Mr. Ascolese for good reason, then any unvested options held by Mr. Ascolese on the date of such change in control would accelerate and vest in full as of the date of such termination.  The Severance Agreement further includes a non-competition provision.

(d) Appointment of Mark A. Ascolese to the Board.

On September 26, 2013, the Board elected Mark A. Ascolese as a Class II Director as of the effective date of Mr. Ascolese’s employment.  His term on the Board shall expire at the 2014 Annual Meeting of Stockholders.  There is no arrangement or understanding between Mr. Ascolese and any other persons pursuant to which Mr. Ascolese was elected as a director. Mr. Ascolese will not serve on any committees of the Board.  Mr. Ascolese will receive no additional compensation for his service on the Board.

Item 7.01.	Regulation FD Disclosure.

On September 30, 2013, the Company issued a press release announcing the management changes set forth in Item 5.02 of this Form 8-K.  A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.  Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

99.1	Press Release of Active Power, Inc. dated September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: September 30, 2013	By:	/s/ Steven R. Fife
Steven R. Fife Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Active Power, Inc. dated September 30, 2013.